SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement       [ ]  Soliciting Material Pursuant to
                                            sec.240.14a-11(c) or sec.240.14a-12
[X]  Definitive Proxy Statement        [ ]  Confidential, for Use of the
                                            Commission Only
[ ]  Definitive Additional Materials        (as permitted by Rule 14a-6(e)(2))


                            MOLECULAR DYNAMICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
        MOLECULAR DYNAMICS, INC.
        928 East Arques Avenue
        Sunnyvale, California 94086

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        TO BE HELD ON MAY 19, 1998

TO THE STOCKHOLDERS OF
MOLECULAR DYNAMICS, INC.

        The Annual Meeting of Stockholders of Molecular Dynamics, Inc. (the Company) will be held at the principal executive offices of the Company on Tuesday, May 19, 1998, at 11:30 a.m. (the Annual Meeting) for the following purposes:

        1. To elect the Board of Directors to serve until the next Annual Meeting and until their successors are elected and qualified;

        2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending January 3, 1999;

        3. To approve amendments to the Company's Restated 1997 Stock Option Plan which (i) eliminate the provision allowing grants to be made at below market exercise prices and (ii) increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares;

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Any stockholders of record at the close of business on March 26, 1998, will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.
 If you do not plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy in the envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
 The prompt return of your proxy will assist us in preparing for the Annual Meeting.


        BY ORDER OF THE BOARD OF DIRECTORS

        James M. Schlater
        Chairman of the Board of Directors


        Jay Flatley
        President and Chief Executive Officer

Sunnyvale, California
April 17, 1998

        MOLECULAR DYNAMICS, INC.
        928 East Arques Avenue
        Sunnyvale, California 94086

        PROXY STATEMENT


        FOR THE ANNUAL MEETING OF STOCKHOLDERS
        TO BE HELD ON MAY 19, 1998


        GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of Molecular Dynamics, Inc., a Delaware corporation (the Company), for use at the annual meeting of stockholders to be held on May 19, 1998 (the Annual Meeting). The Annual Meeting will be held at 11:30 a.m. at the Company's principal executive offices at 928 East Arques Avenue, Sunnyvale, California, 94086. Stockholders of record on March 26, 1997, will be entitled to notice of and to vote at the Annual Meeting.

        This Proxy Statement and accompanying proxy (the Proxy) were first mailed to stockholders on or about April 17, 1998.

VOTING

        On March 26, 1998, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 10,443,495 shares of Common Stock outstanding. No shares of the Company's preferred stock are outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder.
All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

REVOCABILITY OF PROXIES

        Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, Molecular Dynamics, Inc., 928 East Arques Avenue, Sunnyvale, California 94086, a notice of revocation or another signed proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

        The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting material furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

SHARE OWNERSHIP

        The following table sets forth certain information known to the Company regarding the ownership of the Company's Common Stock as of March 18, 1998 for (i) each director and nominee, (ii) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (iii) each of the Company's executive officers named in the Summary Compensation Table below, and (iv) all current directors and executive officers of the Company as a group. Such information is based on Company records, filings with the Securities and Exchange Commission and information provided by stockholders.

                                                             Percent
                                             Number          of Total
                                               of             Shares
            Name and Address                 Shares        Outstamnding(1)
-----------------------------------------  --------------  ----------------
Kopp Holding Company (2)                   1,038,200              9.94%
  7701 France Avenue South, Suite 500
  Edina, MN 55435

Amersham Holdings, Inc.                    1,002,000              9.59%
  2636 S. Clearbrook Drive
  Arlington Heights, IL  60005

Deerfield Capital, L.P. (3)                  960,000              9.19%
  450 Lexington Avenue, Suite 1930
  New York, New York  10017

James M. Schlater (4)                        410,894              3.83%

Jay Flatley (5)                              241,983              2.27%

C. Woodrow Rea, Jr. (6)                       34,048                *

Robert Keeley (7)                             18,500                *

Janice M. LeCocq (8)                          13,500                *

Lester John Lloyd (9)                         13,500                *

David L. Barker (10)                          82,380                *

Clare L. Bromley, III (11)                    62,511                *

Bruce K. Leisz (12)                           52,500                *

Mark J. Sutherland (13)                       33,268                *

All current directors and executive
  officers as a group (9 persons)(14)        963,084              8.58%

----------------
*       Less than one percent (1%).

(1) Except as indicated in the other footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 463,000 shares owned by Kopp Investment Advisors, Inc., a wholly-owned subsidiary of Kopp Holding Company. Kopp Investment
Advisors, Inc. has sole voting power over 463,000 shares and sole investment power over 310,000 shares. LeRoy C. Kopp is the sole shareholder of Kopp Holding Company. Mr. Kopp, Kopp Holding
Company and Kopp Investment Advisors, Inc. share voting power over 575,200 shares and share investment power over 728,200 shares.

(3) Includes 115,330 shares owned by Deerfield Management Company and 10,000 shares owned by Arnold H. Snider. Mr. Snider is the sole shareholder, president and director of Snider Capital Corp., which serves as the general partner of Deerfield Capital, L.P. Mr.
Snider is also the sole shareholder, president and director of Snider Management Corporation, which serves as the general partner of Deerfield Management Company. Deerfield Capital, L.P. and
Deerfield Management Company have voting and investment power over the shares that they each respectively beneficially own. Mr.
Snider has shared voting and investment power over the shares that are beneficially owned by Deerfield Capital, L.P. and Deerfield
Management Company and sole voting and investment over the shares personally beneficially owned by him.

(4) Includes options to purchase 282,812 shares granted under the Company's Restated 1997 Option Plan (the Option Plan) that may be exercised within 60 days after March 18, 1998.

(5) Includes options to purchase 212,895 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998. Also includes 13,198 shares held in trust for the benefit of Mr. Flatley's children. Does not include options to purchase 68,980 shares, the economic benefit and beneficial ownership of which have been assigned to Mr. Flatley's former spouse pursuant to a settlement agreement entered into by the parties in connection with the dissolution of their marriage.

(6) Includes options to purchase 20,500 shares granted pursuant to the Automatic Option Grant Program in effect under the Option Plan that may be exercised within 60 days after March 18, 1998.

(7) Includes options to purchase 17,000 shares granted pursuant to the Automatic Option Grant Program in effect under the Option Plan that may be exercised within 60 days after March 18, 1998.

(8) Represents options to purchase 13,500 shares granted pursuant to the Automatic Option Grant Program in effect under the Option Plan that may be exercised within 60 days after March 18, 1998.

(9) Represents options to purchase 13,500 shares granted pursuant to the Automatic Option Grant Program in effect under the Option Plan that may be exercised within 60 days after March 18, 1998.

(10) Includes options to purchase 76,500 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998.

(11) Includes 5,000 shares held by the Bromley Living Trust, dated January 18, 1993. Also includes options to purchase 52,500 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998.

(12) Represents options to purchase 52,500 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998.

(13) Represents options to purchase 33,268 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998.

 (14) Includes options to purchase an aggregate of 774,975 shares granted under the Option Plan that may be exercised within 60 days after March 18, 1998.

        PROPOSAL NO. 1--ELECTION OF DIRECTORS


        The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The Company's Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting of stockholders. The authorized number of directors is currently six (6).
 The Board of Directors has selected six (6) nominees, all of whom are currently directors of the Company. Proxies cannot be voted for a greater number of persons than six (6). Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. The six (6) candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company.

NOMINEES

        Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of March 18, 1998.

BUSINESS EXPERIENCE OF DIRECTORS

        Mr. James M. Schlater, 61, a co-founder of the Company, has served as a director of the Company since September 1987, and was appointed Chairman of the Board of Directors in August 1991. From August 1991 to July 1994, he served as Chief Executive Officer of the Company. From September 1987 to August 1991, he served as President and Chief
Financial Officer. Prior to co-founding the Company, Mr. Schlater co-founded Applied Biosystems, Inc., a bioanalytical research instrumentation company, and served as a Senior Vice President responsible for sales and marketing from October 1981 to January 1987.
Mr. Schlater is also a director of Argonaut Technologies, Inc., a biotechnology instrumentation company.

        Mr. Jay Flatley, 45, a co-founder of the Company, has served as a director of the Company since March 1992. Mr. Flatley joined the Company as Vice President of Operations in September 1987 and served in that position until January 1990, when he was appointed Senior Vice President and Chief Operating Officer. He was appointed President of the Company in August 1991 and Chief Executive Officer in July 1994 and has served as Acting Chief Financial Officer since October 28, 1994. Mr. Flatley is also a director of Cimarron Software, a privately-held software company.
Mr. Flatley holds a B.A. in Economics from Claremont Men's College and B.S. and M.S. degrees in Industrial Engineering from Stanford
University.

        Dr. Robert H. Keeley, 57, has served as director of the Company since May 1994. He has been the El Pomar Professor of Business Finance at the College of Business and Administration, University of Colorado at Colorado Springs since September 1992, where he is also associated with the Colorado Institute for Technology Transfer and Implementation. From 1986 to 1992, he was an Associate Professor of Industrial Engineering at Stanford University. Prior to 1986, he was a General Partner of Hill, Keeley and Kirby, a venture capital firm and a Vice-President of Electro-Science Management Corporation. Dr. Keeley is also a director of Analytical Surveys, Inc., a geographic information system (GIS) data base company, and Simtek Corp., a developer and marketer of semiconductor memory products. Dr. Keeley holds a B.S. in Electrical Engineering from Stanford University, an M.B.A. from Harvard University and a Ph.D. in Business Administration from Stanford University.


        Dr. Janice M. LeCocq, 48, has served as a director of the Company since April 1995. Dr. LeCocq has served as Chairman and Chief Executive Officer of Gryphon Sciences since November 1996 and served as its President and Chief Executive Officer from December 1994 to November

1996. From October 1990 to December 1994, Dr. LeCocq served as the Executive Vice President-Finance and Administration and Chief Financial Officer of ICOS Corporation, a biotechnology company. Dr. LeCocq currently serves as a director of ICOS Corporation. From 1986 to 1990, Dr. LeCocq held positions within the corporate finance group at Montgomery Securities, an investment banking company. Dr. LeCocq holds a Ph.D. in Medical Anthropology and a B.A. in Human Biology from Stanford University.

        Mr. Lester John Lloyd, 61, has served as a director of the Company since April 1995. Mr. Lloyd was a founder of Nellcor, Incorporated, a medical instrument company, in 1981 and served as its Chief Executive Officer until August 1990. From 1974 to 1981, he was Chief Executive Officer of Humphrey Instruments, a manufacturer of diagnostic equipment for eye care. Mr. Lloyd also serves as a director of several privately-held companies. Mr. Lloyd holds a B.S. in Mechanical Engineering from the University of California, Berkeley.

        Mr. C. Woodrow Rea, Jr., 50, has served as a director of the Company since September 1987. From 1984 to 1991, Mr. Rea served as a General Partner of the New Enterprise Associates group of venture capital partnerships. From January 1992 to April 1996, he served as Director, President and Chief Executive Officer of Spectrian, an electronics communications company. Mr. Rea is currently a private investor. Mr. Rea holds a B.A. in Economics from the University of Rochester, a J.D. from George Washington University and an M.B.A. from New York University.

        There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 28, 1997, the Board of Directors held six (6) meetings. As of December 28, 1997, the Company had three standing Committees: an Audit Committee, a Compensation Committee and a Stock Option Committee.

        The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing reports of the Company's external auditors regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee currently consists of Dr. Keeley and Dr. LeCocq. The Audit Committee held two (2) meetings and took no action by Unanimous Written Consent during the last fiscal year.

        The Compensation Committee reviews and approves the Company's general compensation policies and sets compensation levels for the Company's executive officers. The Compensation Committee is also responsible for granting options under the Discretionary Option Grant Program of the Option Plan to officers and directors of the Company and for administering the Company's Employee Stock Purchase Plan. The Compensation Committee currently consists of Mr. Lloyd and Mr. Rea. The Compensation Committee held two (2) meetings and took no action by Unanimous Written Consent during the last fiscal year.

        The Stock Option Committee is responsible for granting options under the Discretionary Option Grant Program of the Option Plan to eligible individuals who are not officers or directors of the Company. The Stock Option Committee currently consists of Mr. Flatley. The Stock Option Committee held no meetings and acted by Unanimous Written Consent on forty-five (45) occasions.

        No director serving for the full fiscal year attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees of the Board on which he serves.

DIRECTOR COMPENSATION

        Board members do not receive cash compensation for their services as directors. However, certain directors are eligible for reimbursement in accordance with Company policy for expenses incurred in connection with their attendance at meetings of the Board of Directors and the committees thereof.

        Each non-employee Board member is also eligible to receive periodic option grants for shares of the Company's Common Stock pursuant to the Automatic Option Grant Program in effect under the Company's
Restated 1997 Stock Option Plan.   If re-elected as non-employee Board
members at the Annual Meeting, Dr. Keeley, Dr. LeCocq, Mr. Lloyd and Mr. Rea will each receive at that time an automatic option grant for 3,500 shares. Each automatic option grant made at the Annual Meeting will have an exercise price equal to the fair market value of the option shares on the grant date. See Proposal No. 3 for further information concerning the option grants made to non-employee Board members under the Automatic Option Grant Program.

        No other compensation is paid to directors of the Company in respect of their services as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED
HEREIN.

        PROPOSAL NO. 2
        RATIFICATION OF INDEPENDENT AUDITORS



        The Board of Directors has appointed the firm of KPMG Peat Marwick LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending January 3, 1999 and is asking the stockholders to ratify this appointment.

        In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders. The affirmative vote of the holders of a majority of the Company's voting shares represented and voting at the Annual Meeting is required to ratify the selection of KPMG Peat Marwick LLP.

        KPMG Peat Marwick LLP has audited the Company's financial statements annually since inception. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 3, 1999.

        PROPOSAL NO. 3
        APPROVAL AND RATIFICATION
        OF AMENDMENTS TO THE
        RESTATED 1997 STOCK OPTION PLAN


        The stockholders are being asked to vote on a proposal to approve and ratify amendments to the Company's Restated 1997 Stock Option Plan (the Option Plan) (i) to eliminate the provision allowing grants to be made at below market exercise prices and (ii) to increase the number of shares available for issuance pursuant to the Option Plan by 500,000 shares. As of March 18, 1998, and giving effect to the proposed 500,000-share increase to the Option Plan, 1,300,616 shares had been issued upon exercise of options granted under the Option Plan, options for 2,254,855 were outstanding under the Option Plan and 949,029 shares remained for future grants under the Option Plan. The Board of Directors believes it necessary to approve and ratify the amendments to the Option Plan in order to allow the Company to use equity incentives to attract and retain the services of key individuals essential to the Company's long-term success.

        The Board of Directors approved amendments to the Option Plan on February 12, 1998 (i) to eliminate the provision allowing grants to be made at below market exercise prices and (ii) to increase the number of shares available for issuance thereunder by 500,000, subject to stockholder approval at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for approval of the amendments to the Option Plan.

OPTION PLAN BACKGROUND

        The Option Plan was initially adopted by the Board on December 16, 1987 and was approved by the stockholders on December 14, 1988. It was subsequently amended by the Board in May 1990 and April 1991 to increase the total number of shares issuable under the Option Plan by 300,000 shares and 450,000 shares, respectively, and such amendments were approved by the stockholders in May 1990 and August 1991, respectively. The Option Plan was restated on March 12, 1992 in order to increase the number of shares issuable under the Option Plan by 500,000 shares, to add an Automatic Option Grant Program for the Company's non-employee directors and to conform the Option Plan to certain requirements under the federal securities laws. The restatement was approved by Company's stockholders on April 21, 1992. On February 17, 1993, the Option Plan was amended to permit the establishment of a secondary committee to administer the Discretionary Option Grant Program. On February 18,
1994, the Option Plan was amended by the Board to (i) increase the number of shares available for issuance pursuant to the Option Plan by 500,000 shares, (ii) impose a limitation on the maximum number of shares of Common Stock for which any one participant in the Option Plan may be granted stock options and stock appreciation rights over the remaining term of the Option Plan and (iii) increase the number of option shares issuable under the Automatic Grant Program to newly elected or re-elected non-employee Board members and such amendment was approved by the stockholders on May 26, 1994. In February 1995 and 1996, the Board amended the Option Plan to increase the total number of shares issuable under the Option Plan by 750,000 and 250,000 shares, respectively, and such amendments were approved by the stockholders in May 1995 and May 1996. In February 1997, the Board approved an amendment to the Option Plan to increase the number of shares available for issuance thereunder by 500,000 shares and subsequently approved the adoption of the Option Plan which amends and restates the Restated 1987 Stock Option Plan to extend the term through April 11, 2007 and to rename the Restated 1987 Stock Option Plan as the "Restated 1997 Stock Option Plan." Such amendments were approved by the stockholders on May 22, 1997.

        The terms and provisions of the Option Plan, as most recently amended, are described more fully below. The description, however, is not intended to be a complete summary of all the terms of the Option Plan. A copy of the Option Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the corporate offices in Sunnyvale, California.

EQUITY INCENTIVE PROGRAMS

        The Option Plan is comprised of two separate equity incentive programs: (i) the Discretionary Option Grant Program, under which options may be granted to key employees (including officers) and consultants and independent contractors of the Company (or its parent or subsidiary companies) and (ii) the Automatic Option Grant Program, under which non-employee Board members will receive automatic option grants at specified intervals over their period of Board service.

        Options granted under the Discretionary Grant Program may be either incentive stock options designed to meet the requirements of
Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

SECURITIES SUBJECT TO THE OPTION PLAN

        Assuming stockholder approval of this Proposal No. 3, 4,504,500 shares*/ of the Company's Common Stock will be authorized for issuance over the term of the Option Plan. Such shares will be made available either from the Company's authorized but unissued Common Stock or from Common Stock reacquired by the Company.

In no event may any one individual participating in the Option Plan be granted stock options or separately-exercisable stock appreciation rights for more than 1,500,000 shares of Common Stock in the aggregate after December 31, 1993.

        Should an option be terminated or canceled for any reason prior to exercise or surrender in full, the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent grant. Shares subject to any option or portion thereof canceled in accordance with the stock appreciation rights provisions of the Option Plan will not be available for subsequent grants.

ADMINISTRATION

        The Compensation Committee of the Board administers the Discretionary Option Grant Program with respect to all officers of the Company subject to the short swing profit restrictions of the federal securities laws. With respect to all other individuals eligible to participate in the Option Plan, the Discretionary Option Grant Program is subject to separate administration by the Stock Option Committee of the Board. The members of the Compensation Committee and the Stock Option Committee are appointed by, and serve at the pleasure of, the Board of Directors. However, no Board member is eligible to serve on the Compensation Committee if such individual has, within the twelve month period immediately preceding the date he or she is to be appointed thereto, received any option grant or stock appreciation right under the Option Plan or any other stock plan of the Company (or any parent or subsidiary corporation), other than pursuant to the Automatic Option Grant Program.

        The Plan Administrator (either the Compensation Committee or the Stock Option Committee, to the extent the particular entity is carrying out its administrative functions under the Option Plan with respect to one or more classes of eligible individuals), has full authority, subject to the provisions of the Option Plan, to determine the eligible individuals who are to receive option grants and/or stock appreciation rights under the Option Plan, the type of option (incentive stock option or non-statutory) or stock appreciation right (tandem or limited) to be granted, the number of shares to be covered by each granted option or right, the date or dates on which the option or right is to become exercisable, and the maximum term for which the option or right is to remain outstanding.

*/    This number is subject to adjustment in the event of certain changes to the capitalization of the Company.  See "Changes in Capitalization" below.

        Option grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of that program, and the Plan Administrator will have no discretionary authority with respect to such option grants.

ELIGIBILITY

        Any employee (including officers, consultants and independent contractors) of the Company (and its parent or subsidiary corporations) and non-employee members of the board of directors of any subsidiary of the Company are eligible to participate in the Discretionary Option Grant Program. Non-employee members of the Board are only eligible to participate in the Automatic Option Grant Program.

        As of March 18, 1998, approximately 290 employees (including six executive officers) were eligible to participate in the Discretionary Option Grant Program, and the four non-employee Board members were eligible to participate in the Automatic Option Grant Program.

OPTIONS GRANTED

        The table below shows, as to each of the executive officers named in the Summary Compensation Table below and the various indicated groups, the following information with respect to stock option transactions effected during the period from January 1, 1997 to March
18, 1998: (i) the number of shares of Common Stock subject to options granted under the Option Plan during that period and (ii) the weighted average exercise price payable per share under such options.

                                                             Weighted
                                                             Average
                                             Number          Exercise
                                               of            Price of
                                             Option          Granted
            Name and Position                Shares          Options
-----------------------------------------  --------------  ------------
Jay Flatley
  President and Chief Executive Officer       30,000            $14.13

David L. Barker                               10,000            $14.13
  Vice President, Research and Scientific
  Development

Clare L.  Bromley, III                        20,000            $14.13
  Sr. Vice President, Sales, Marketing and
  Service

Bruce K.  Leisz                               10,000            $14.13
  Vice President, Operations

Mark J. Sutherland                            20,000            $14.13
  Vice President, Microarray Business Segment

All current executive officers as a group    105,000            $14.13
(6 persons)

All current directors (other than executive   14,000            $14.13
officers) as a group (4 persons)

All employees,  including current officers   586,325            $15.87
who are not executive officers, as a group
(290 persons)

NEW PLAN BENEFITS

        As of March 18, 1998, no options had been granted on the basis of the 500,000 share increase to the Option Plan for which stockholder approval is sought under this Proposal No. 3. However, if re-elected as non-employee Board members at the Annual Meeting, Dr. Keeley,
Dr. LeCocq, Mr. Lloyd and Mr. Rea will each automatically be granted at that Annual Meeting an option for 3,500 shares of Common Stock with an exercise price per share equal to the closing selling price per share of the Company's Common Stock on that date.

VALUATION

        The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on such date as reported on the Nasdaq National Market. On March 18, 1998, the fair market value per share of the Company's Common Stock was $13.44 per share, based on the closing selling price per share on such date on the Nasdaq National Market.

DISCRETIONARY OPTION GRANT PROGRAM

        The principal features of the Discretionary Option Grant Program may be summarized as follows:

        Exercise Price and Exercisability. Assuming stockholder approval of this Proposal No. 3, the exercise price per share of an option issued under the Discretionary Option Grant Program may not be less than 100% of the fair market value of the Company's Common Stock on the grant date. If the granted option is intended to be an incentive stock option under the Federal tax laws, the exercise price must not be less than 100% of such fair market value.

        The exercise price may be paid in cash or in shares of Common Stock. Outstanding options may also be exercised through a broker-dealer sale and remittance procedure pursuant to which a Company-designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the option price for the purchased shares plus all applicable withholding taxes. The Plan Administrator may also assist any optionee (including an officer) in the exercise of outstanding options under the Discretionary Option Grant Program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator in its sole discretion, but in no event may the maximum credit extended to the optionee exceed the aggregate option price payable for the purchased shares (less the par value), plus any federal and state income or employment taxes incurred in connection with the purchase. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator.

        No option may be outstanding for more than a ten (10)-year term. Options issued under the Discretionary Option Grant Program may be immediately exercisable for vested or unvested shares or may become exercisable in installments over the optionee's period of service as determined by the Plan Administrator.

        No optionee is to have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the option price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee.

        Termination of Service and Repurchase Rights. All options granted under the Discretionary Option Grant Program must be exercised within twelve (12) months (or such shorter period as the Plan Administrator may establish at the time of grant) after the optionee ceases service for any reason other than death. Each such option will generally be exercisable only to the extent of the number of vested shares for which such option is exercisable at the time of the optionee's cessation of service.

        In the event of the optionee's death, any option outstanding under the Discretionary Option Grant Program must be exercised, within three
(3) years (or such shorter period as the Plan Administrator may establish at the time of grant) following the optionee's cessation of service, by the personal representative of the optionee's estate or by the person inheriting the option. Each such option will generally be exercisable to the extent of the number of vested shares for which such option is exercisable on the date of the optionee's cessation of service (less any option shares subsequently purchased by the optionee prior to death).

        For purposes of the Option Plan, an optionee will be deemed to continue in service for so long as such individual performs services for the Company (or any parent or subsidiary corporation), whether as an employee, a non-employee member of the board of directors or an independent consultant or advisor.

        The Plan Administrator has complete discretion to extend the period of time for which any option is to remain exercisable following the optionee's cessation of service and/or to accelerate the exercisability of such option in whole or in part. Such discretion may be exercised at any time while the option remains outstanding.

        Any unvested shares of Common Stock issued under the Discretionary Option Grant Program will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. The Plan Administrator will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the Company's outstanding repurchase rights in whole or in part at any time.

        Corporate Transaction. Each outstanding option under the Discretionary Option Grant Program will become immediately exercisable for all of the shares of Common Stock subject to such option in the event of a Corporate Transaction (as defined below), unless (i) such option is assumed by the successor corporation (or its parent corporation) or replaced with a comparable option to purchase shares of stock of the successor corporation (or its parent corporation) or (ii) the acceleration of such option is precluded by other limitations imposed by the Plan Administrator at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable.

        A Corporate Transaction is defined under the Option Plan to include any of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which the Company is not the surviving entity; (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payment in accordance with the vesting schedule applicable to such option; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company; or (iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to persons different from those who held the stock immediately prior to such merger.

        Outstanding repurchase rights under the Discretionary Option Grant Program will also terminate upon the Corporate Transaction unless (i) the repurchase right is assigned to the successor corporation or (ii) the termination of such repurchase right is precluded by other limitation imposed by the Plan Administrator at the time of the option grant.

        Change in Control. The Plan Administrator has full power and authority, exercisable either in advance of any actually-anticipated Change in Control or at the time of an actual Change in Control, to provide for the acceleration of one or more outstanding options under the Discretionary Option Grant Program so that each such option will, immediately prior to the Change in Control, become exercisable for the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of such shares. The Plan Administrator will also have complete discretion to provide for the immediate termination of the Company's outstanding repurchase rights in connection with the Change in Control. Alternatively, the Plan Administrator may condition such accelerated option vesting and termination of outstanding repurchase rights upon the optionee's cessation of service within a specified period following the Change in Control. Any option accelerated in connection with a Change in Control will remain exercisable until the expiration or earlier termination of the option term.

        A Change in Control will be deemed to occur under the Option Plan upon:

                (i)     the acquisition of 50% or more of the
Company's outstanding voting stock pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept, or

                (ii) a change in the composition of the Board of Directors over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been members of the Board continuously since the beginning of such period or
(b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

        The acceleration of options in the event of a Corporate Transaction or a Change in Control may be seen as anti-takeover provisions and may have the effect of discouraging a merger proposal, takeover attempt or other effort to gain control of the Company.

        Stock Appreciation Rights. At the discretion of the Plan Administrator, options may be granted under the Discretionary Option Grant Program with tandem stock appreciation rights which will allow the holder the right to surrender all or part of the underlying option for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value (on the option surrender date) of the vested shares of Common Stock at the time subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may, at the discretion of the Plan Administrator, be made either in shares of Common Stock valued at fair market value on the option surrender date or in cash or in a combination of cash and Common Stock.

        One or more officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's discretion, be granted limited stock appreciation rights with respect to their outstanding options under the Discretionary Grant Program. Any option with such a limited stock appreciation right in effect for at least six (6) months will automatically be canceled, to the extent the option is exercisable for vested shares, upon the successful completion of a hostile tender offer for securities possessing 50% or more of the combined voting power of the Company's outstanding securities. In return for the canceled option, the officer will be entitled to a cash distribution from the Company in an amount per canceled option share equal to the excess of (i) the highest price per share of Common Stock paid in effecting such hostile tender offer over (ii) the exercise price payable per share. The balance of the option (if any) will continue to remain outstanding and become vested in accordance with the terms of the agreement evidencing the option.

        Cancellation and New Grant of Options. The Plan Administrator has the authority to effect, at any time and from time to time, the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant in substitution therefor new options covering the same or different numbers of shares of Common Stock but with an exercise price per share not less than 100% of the fair market value per share, assuming stockholder approval of this Proposal No. 3, of the Company's Common Stock on the new grant date. It is anticipated that the exercise price in effect under the new grant will in all instances be less than the exercise price in effect under the canceled option.

AUTOMATIC OPTION GRANT PROGRAM

        Under the Automatic Option Grant Program, at such time as an individual first becomes a non-employee Board member whether through election by the stockholders or appointment by the Board, such individual will automatically be granted, at the time of such initial election or appointment, a non-statutory stock option to purchase 10,000 shares of Common Stock.

        In addition, on the date of each Annual Stockholder Meeting, each individual who is reelected as a non-employee Board member will receive an additional nonstatutory option grant to purchase 3,500 shares of Common Stock, provided such individual has been a member of the Board for at least six (6) months.

        Each option grant under the Automatic Option Grant Program will be subject to the following terms and conditions:

                (i)     The exercise price per share of all
automatic option grants will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date. Each option is to have a maximum term of ten (10) years measured from the grant date.

                (ii)    The initial automatic option grant
made to each non-employee Board member will become exercisable for the option shares as follows: the option will be immediately exercisable for 25% of the option shares on the automatic grant date and will become exercisable for the remaining 75% in three (3) equal and successive annual installments over the optionee's continued period of Board service measured from the grant date. Each annual automatic option grant made to a re-elected non-employee Board member will become exercisable for all the option shares upon completion of one (1) year of Board service measured from the grant date.

                (iii)   Each automatic option will remain
exercisable for a six (6) month period following the optionee's termination of service as a Board member for any reason other than death. Should the optionee die while serving as a Board member or during the six
(6) month period following his or her cessation of Board service, then such option will remain exercisable for a twelve (12) month period following such optionee's death and may be exercised by the personal representatives of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

                (iv)    The option will become immediately
exercisable for all of the shares of Common Stock at the time subject to such option in the event of a Corporate Transaction (see Corporate Transaction above) or Change in Control (see Change in Control above).

                (v)     Upon the successful completion of a
hostile tender offer for securities possessing 50% or more of the combined voting power of the Company's outstanding securities, each automatic option grant which has been outstanding for at least six (6) months will automatically be canceled, and the optionee will in return be entitled to a cash distribution from the Company in an amount per canceled option share equal to the highest price per share of Common Stock paid in such hostile tender offer, less the exercise price payable per share under the canceled option.

        (vi) The remaining terms and conditions of the option grants under the Automatic Option Grant Program will in general conform to the terms described above for option grants made under the Discretionary Option
Grant Program and will be incorporated into the option agreement evidencing the automatic grant.

GENERAL PROVISIONS

        Excess Grants. The Option Plan permits the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Option Plan. Any option so granted cannot become exercisable prior to stockholder approval of an amendment increasing the number of shares available for issuance under the Option Plan.

        Changes in Capitalization. In the event any change is made to Common Stock issuable under the Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other similar change in the corporate structure of the Company effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of shares available for issuance under the Option Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and separately exercisable stock appreciation rights under the Option Plan after December 31, 1993, (iii) the number and/or class of shares and price per share in effect under each outstanding option under the Option Plan, and (iv) the number and/or class of shares for which automatic option grants are subsequently to be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board member. The purpose of such adjustments to the outstanding options is to preclude the enlargement or dilution of rights and benefits under such options.

        Each outstanding option which is assumed or is otherwise to continue in effect after a Corporate Transaction will be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued, in connection with such Corporate Transaction, to the holder of such option had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments will also be made to the exercise price payable per share and to the number and class of securities subsequently available for issuance under the Option Plan in the aggregate and per participant.

        The grant of stock options or stock appreciation rights under the Option Plan will not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        Amendment and Termination of the Plan. The Company's Board may amend or modify the Option Plan in any or all respects whatsoever; provided, however, that (i) the rights of existing optionees may not be altered without their consent and (ii) any amendments to the Automatic Option Grant Program (or any options outstanding thereunder) may not occur at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal tax laws and regulations. In addition, the Board may not amend the Option Plan without stockholder approval if such amendment would materially increase the maximum number of shares issuable under the Option Plan in the aggregate or on a per participant basis (other than in connection with certain changes in the Company's capital structure), materially modify the eligibility requirements for option grants under the Option Plan or otherwise materially increase the benefits accruing to participants under the Option Plan.

        The Board may terminate the Option Plan at any time, but in all events the Option Plan will terminate upon the earlier of April 11, 2007 or the date all shares available for issuance under the Option Plan are issued or canceled pursuant to the exercise or surrender of options granted under the Option Plan. Any options outstanding at the time of the termination of the Option Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL TAX CONSEQUENCES

        Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to satisfy such requirements. The Federal income tax treatment for the two types of options differs as follows:

        Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.
 For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to sale or disposition of the purchased shares, then a disqualifying disposition of the purchased shares will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over
(ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the date of exercise over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be capital gain. The current Federal tax rate on long-term capital gain is capped at 28 percent for shares held more than one year but not more than 18 months after exercise and at 20 percent for shares held more than 18 months after exercise.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for such shares.
 In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of shares purchased pursuant to an incentive option. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

        Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of (i) the fair market value of the purchased shares at the exercise date over (ii) the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        Special provisions of the Internal Revenue Code apply to the acquisition of shares under a nonstatutory option if the purchased shares are subject to substantial risk of forfeiture. These special provisions may be summarized as follows:

        1. If the shares acquired upon exercise of the nonstatutory option are subject to a substantial risk of forfeiture, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the risk of forfeiture lapses, an amount equal to the difference between the fair market value of the shares on the date the risk of forfeiture lapses and the exercise price paid for the shares.

        2. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise an amount equal to the difference between the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the risk of forfeiture) and the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the risk of forfeiture lapses.

        The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

        Stock Appreciation Rights. If an option granted with a tandem stock appreciation right is surrendered for an appreciation distribution, or if an option granted with a limited stock appreciation right is canceled for an appreciation distribution, the recipient will generally realize ordinary income on the surrender or cancellation date, equal in amount to the appreciation distribution. The Company will be entitled to a deduction equal to the amount of such ordinary income.

VOTE REQUIRED

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendments to the Option Plan. If stockholder approval of the amendments to the Option Plan is not obtained, then any options granted on the basis of the 500,000-share increase will terminate without becoming exercisable for any of those shares.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENTS TO THE OPTION PLAN ARE NECESSARY IN ORDER TO CONTINUE TO PROVIDE EQUITY INCENTIVES TO ATTRACT AND RETAIN THE SERVICES OF KEY EMPLOYEES, CONSULTANTS AND NON-EMPLOYEE BOARD MEMBERS. FOR THIS REASON, THE BOARD OF DIRECTORS
RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

        ADDITIONAL INFORMATION


        SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the
SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely upon review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December
28, 1997, there has been compliance with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent stockholders, except as follows:

        Form 5's for the year ended December 31, 1997 were filed late for the following officers and directors: James M. Schlater, Jay Flatley, C. Woodrow Rea, Robert H. Keeley, Janice M. LeCocq, Lester John Lloyd,
David L. Barker, Clare L. Bromley, III, Bruce K. Leisz and Mark J.
Sutherland.

        An incorrect Form 4 was filed for Bruce K. Leisz, indicating the disposition of Employee Stock Purchase Plan Shares instead of an option exercise and sale. The Form 4 is currently being amended and will be filed upon completion.

A Form 4 to report a gift transfer of 50 shares was not filed for Jay Flatley. The Form 4 was filed in April 1998.

        EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

        The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the 1997, 1996 and 1995 fiscal years by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total salary and bonus for the last fiscal year exceeded $100,000 for services in all capacities to the Company and its subsidiaries. Such individuals will be hereafter referred to as the Named Executive Officers.

                         Summary Compensation Table

                                                        Long- Term
                                                       Compensation
                                                       ------------
                               Annual Compensation      Number of        All
                           --------------------------  Securrities      Other
    Name and Principal     Fiscal                       Underlying     Compen-
         Position           Year   Salary(1) Bonus(2)    Options      sation(3)
-------------------------- ------- --------- --------  ------------   ---------
Jay Flatley                 1997   $239,244  $25,000        30,000      $2,234
  President and Chief       1996    228,000  134,688        50,000       4,248
  Executive Officer         1995    227,500        --       50,000 (4)     832


David L. Barker             1997   $157,585  $10,000        10,000       2,916
  Vice President,           1996    148,654   38,740        20,000       5,511
  Research and Scientific   1995    139,615        --          --        1,303
  Development


Clare L. Bromley, III (5)   1997   $180,039        --       20,000       1,623
  Sr. Vice President,       1996    170,000   44,200           --        4,487
  Sales, Marketing and      1995     19,808        --       60,000          58
  Service


Bruce K. Leisz,             1997   $152,297        --       10,000       1,431
  Vice President,           1996    163,732   39,600        20,000       4,308
  Operations                1995    144,423        --          --          497


Mark J. Sutherland (6)      1997   $139,962  $40,040        20,000         768
  Vice President,           1996    119,442   31,200        15,000         913
  Microarray Business Segme 1995    105,500   15,000           --          217


----------------

(1) Includes amounts deferred under the Company's 401(k) Profit Sharing
Plan.

(2) This amount is comprised of bonuses earned during the fiscal year.

(3) This amount is comprised of group term life ("GTL") insurance premiums paid and amounts contributed by the Company under the 401(k) Profit Sharing Plan, on behalf of the Named Executive Officers, as follows:
 (i) Mr. Flatley: GTL insurance premiums of $1,484, $828 and $832 in 1997,1996 and 1995, respectively, and 401(k) contributions of $750, $3,420 and none in 1997, 1996 and 1995, respectively;
 in 1997,1996 and 1995, respectively, and 401(k) contributions of $547, $3,329 and none in 1997, 1996 and 1995, respectively;
 (iii)Mr. Bromley: GTL insurance premiums of $1,075, $1,016 and $58 in 1997,1996 and 1995, respectively, and 401(k) contributions of $548, $3,471 and none in 1997, 1996 and 1995, respectively;

 (iv)Mr. Leisz:  GTL insurance premiums of $903, $953 and $497 in
1997,1996 and 1995, respectively, and 401(k) contributions of $527, $3,355 and none in 1997, 1996 and 1995, respectively; and
 (v)Mr. Sutherland: GTL insurance premiums of $468, $253 and $217 in 1997,1996 and 1995, respectively, and 401(k) contributions of $300, $660 and none in 1997, 1996 and 1995, respectively.

(4) Includes options to purchase 255 shares, the economic benefit and beneficial ownership of which have been assigned to Mr. Flatley's former spouse pursuant to a settlement agreement entered into by the parties in connection with the dissolution of their marriage.

(5) Mr. Bromley joined the Company in November 1995.

(6) Mr. Sutherland became an executive officer of the Company in June
1997.


OPTION GRANTS IN LAST FISCAL YEAR

        The following table contains information concerning the grant of stock options under the Company's Restated 1997 Stock Option Plan during the 1997 fiscal year to the Named Executive Officers. No SARs were granted to any Named Executive Officers during 1997.

                            Number of   % of Total                        Potential Realizable
                           Securities    Options                           Value at Assumed
                           Underlying    Granted                          Annual Rates of Stock
                             Options       to                            Price Appreciation for
                           Granted in   Employees              Expir-       Option Term(3)
                           Last Fiscal  In Fiscal  Exercise     ation    -----------------------
           Name              Year(1)      Year     Price($)     Date        5%($)      10%($)
-------------------------- -----------  ---------  ---------  ---------  ----------- -----------

Jay Flatley                    30,000       5.35      14.13    5-21-07      266,494     675,348


David L. Barker                10,000       1.78      14.13    5-21-07       88,831     225,116


Clare L. Bromley, III (4)      20,000       3.57      14.13    5-21-07      177,663     450,232


Bruce K. Leisz,                10,000       1.78      14.13    5-21-07       88,831     225,116


Mark J. Sutherland             20,000       3.57      14.13    5-21-07      177,663     450,232

----------------

(1) Each option will immediately become exercisable for all the option shares in the event the Company is acquired by merger or asset sale, unless the option is assumed or replaced by the acquiring entity.
The Plan Administrator has the discretionary authority to provide for the full and immediate acceleration of the option upon a hostile change in control of the Company or to condition such acceleration upon a termination of the optionee's service following such change. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service.

(2) The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a same-day sale program. The Plan Administrator may also allow the optionee to pay the exercise price by delivering an interest bearing promissory note payable in installments.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

STOCK OPTION EXERCISES AND HOLDINGS

        The following table sets forth certain information with respect to the Named Executive Officers concerning the number of options they exercised during the 1997 fiscal year and the number of shares subject to exercisable and unexercisable stock options which they held at the end of such fiscal year. None of the Named Executive Officers exercised any stock appreciation rights during the 1997 fiscal year, nor did they hold any stock appreciation rights at the end of that fiscal year.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES


                                                   Number of Securities
                                                  underlying unexercised         Value of unexercised
                        Shares                       options at fiscal         in-the-money options at
                       acquired                          year end                  fiscal year end(2)(3)
                          on         Value      ----------------------------  ---------------------------
Name                   exercise   realized (1)  Exercisable    Unexercisable  Exercisable  Unexercisable
---------------------- ---------  ------------  ------------   -------------  ------------ --------------
Jay Flatley                 --           --         271,098 (4)      78,902    $2,727,454       $458,926

David L. Barker             --           --          75,500          27,500       603,906        158,593

Clare L. Bromley, III       --           --          47,500          32,500       423,437        151,562

Bruce K. Leisz,          10,499       140,346        47,500          27,500       286,406        158,593

Mark J. Sutherland        4,800        67,200        29,674          30,625       272,001        122,884

----------------
(1) The "value realized" represents the difference between the exercise price of the option shares and the market price of those shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2) "In-the-money" options are options whose exercise price was less than the market price of the Company's Common Stock on December 28, 1997, the last day of the 1997 fiscal year.

(3) Based upon the market price of $14.75 per share, which was the closing price per share of the Company's Common Stock on the Nasdaq National Market on December 28, 1997, less the exercise price payable per share.

(4) Includes options to purchase 68,980 shares, the economic benefit and beneficial ownership of which have been assigned to Mr. Flatley's former spouse pursuant to a settlement agreement entered into by the parties in connections with the dissolution of their marriage.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL AGREEMENTS

        None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. However, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the Restated 1997 Stock Option Plan to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a hostile take-over of the Company effected through a successful tender offer for 50% or more of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

        In November 1995, the Company entered into an agreement with Clare
L. Bromley, III, Sr. Vice President, Sales, Marketing and Service. The agreement provides for maximum severance benefits of the equivalent of one year's base salary which will be adjusted based on length of service as specified in the agreement. The severance benefits are due upon the involuntary termination by the Company for reasons other than willful misconduct or gross negligence and upon voluntary termination following a change in control through merger or acquisition. Additionally, the agreement provides for a non-qualified stock option for 60,000 shares of the Company's Common Stock which vested immediately upon Mr. Bromley's employment date with respect to 25% of the shares. Beginning one year from the employment date, 6.25% of the shares vests each quarter.


COMPENSATION COMMITTEE REPORT

        It is the duty of the Compensation Committee to set the base salary of the Company's executive officers and to administer the Company's Restated 1997 Stock Option Plan under which grants may be made to such officers and other key employees.

        General Compensation Policy

        The fundamental policy of the Compensation Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a portion of each officer's total annual compensation contingent upon the achievement of such financial and performance goals. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to the Company and with which the Company competes for executive personnel, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        Factors. Several of the more important factors considered by the Compensation Committee in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below.

        * Base Salary. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to the Company and with which the Company competes for executive personnel. External salary data is obtained by reviewing a variety of compensation surveys including the American Electronics Association Executive Compensation Survey. The base salary level for executive officers is generally comparable to the level determined for such individuals on the basis of such external salary data. The base salary levels for the Company's executive officers for the 1997 fiscal year were in the 75th percentile of the surveyed salaries. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors.

                Several of the companies included in the Hambrecht & Quist index which has been chosen as the Company's industry index for purposes of the stock price performance graph were also among the companies included in the surveys which the Compensation Committee reviewed for comparative compensation purposes. The Compensation Committee believes that the companies included in the compensation surveys actually compete with the Company for executive talent and are more similar to the Company in terms of annual revenue and profitability, market capitalization and management style and corporate culture. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Hambrecht & Quist Index.

        * Annual Incentive Compensation. The Company has adopted the Variable Compensation Plan pursuant to which bonuses are payable to eligible employees upon achievement of specified performance goals. For fiscal year 1997, no bonuses (set as a percentage of base salary) were earned by executive officers for fiscal 1997 based on Company sales and net income. Bonuses were awarded to certain executives based on achievement of individual performance objectives.

        * Long-Term Incentive Compensation. Each executive officer of the Company is eligible to receive option grants under the Company's Restated 1997 Stock Option Plan. The Compensation Committee has established certain general guidelines in making option grants to the executive officers to target a fixed number of unvested option shares based upon each individual's position and tenure with the Company and his existing holdings of unvested options. Option grants were made to the Company's executive officers during 1997 based on the foregoing criteria.

        Compensation of the Chief Executive Officer

        In setting the compensation payable to Mr. Flatley in his capacity as the Company's Chief Executive Officer, the Compensation Committee has sought to establish a competitive rate of base salary. Mr. Flatley's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers at high technology companies in the Silicon Valley which are of comparable size to the Company and with which the Company competes for executive personnel. As described above, salary information is obtained by the Compensation Committee by reviewing a variety of compensation surveys. This component of Mr. Flatley's total compensation is not affected to any significant degree by Company performance factors. For the 1997 fiscal year, Mr. Flatley's base salary was increased by 5.3% to $239,244. This salary for 1997 was below the 75th percentile of salaries of chief executive officers at the surveyed companies.

        As discussed above, a bonus was awarded to Mr. Flatley for the 1997 fiscal year. Mr. Flatley was granted an option in 1997; the number of option shares was based on Mr. Flatley's unvested option and Common Stock holdings at the time of the option grant.

        Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held corporations for compensation exceeding $1 million paid to certain of the corporation's executive officers. It is not expected that the cash compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. In addition, at the 1994 Annual Meeting, the Company obtained stockholder approval to amend the Company's Restated 1997 Stock Option Plan to limit the maximum number of shares of Common Stock for which any one participant may be granted stock options over the remaining term of that Plan so that any compensation deemed paid to an executive officer in connection with the exercise of stock options under that Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Until final Treasury Regulations are issued with respect to the new $1 million limitation, the Compensation Committee will defer any decision on whether or not to restructure or otherwise limit other components of compensation payable to such executive officers to the $1 million cap.

Compensation Committee

 Lester John Lloyd      C. Woodrow Rea, Jr.

STOCK PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative stockholder returns for the Company, the Nasdaq Stock Market Index and the Hambrecht & Quist Growth Index for the period February 5, 1993 through December 28, 1997.

                    COMPARISON OF CUMMULATIVE TOTAL RETURNS *

             2/5/93 Jun-93 Dec-93 Jun-94 Dec-94 Jun-95 Dec-95 Jun-96 Dec-96 Jun-97 Dec-97
------------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Molecular
 Dynamics     $100   $186   $107    $59    $61    $63    $57    $60    $98   $127   $148
H&Q Growth    $100    $99   $111    $89   $114   $144   $191   $215   $200   $188   $205
Nasdaq        $100   $100   $111   $101   $108   $135   $153   $174   $189   $211   $231

*  $100 invested at 2/5/93 with dividend reinvestment.

        Notwithstanding anything to the contrary set forth in the Company's previous filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might otherwise incorporate future filings made by the Company under those statutes, including this Proxy Statement, neither the preceding Compensation Committee Report on Executive Compensation nor the preceding Stock Performance Graph is to be deemed incorporated by reference into any such filings; nor is such report or graph to be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Company's Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors, officers and other agents of the Company. Each of the current directors and certain officers and agents of the Company have entered into separate indemnification agreements with the Company.

        On April 6, 1994, the Company entered into an alliance with Amersham Pharmacia Biotech, (Amersham), a greater than five percent (5%) stockholder of the Company, to obtain a second source reagent supply and distribution agreement and an agreement with respect to the development and distribution of future products. The collaboration agreements between the Company and Amersham provide that the Company and Amersham share net profit or loss resulting from the sale of certain products. The agreements vary according to which products are involved. In the fiscal year ended December 31, 1997, the Company realized $538,700 in profits or credits to expenses directly from Amersham as a result of the agreements.

        Amersham has acquired approximately one million shares of the Company's capital stock on the open market as part of the agreements.

        The Company has entered into a loan agreement dated January 10, 1997, with Jay Flatley, President and Chief Executive Officer of the Company, under which it issued three notes on January 10, 1997, January 30, 1997 and March 27, 1997, respectively, for an aggregate principal amount of $350,000 for the purpose of purchasing a residence. On January 28, 1998, the Company issued a new note to replace the above notes, for a principal amount of $330,000. This note, as well as the notes it replaced, is secured by a second deed of trust on Mr. Flatley's residence. The principal and interest accrued to date on the notes are to be repaid on December 31, 2000. At the time of the issuance of the new note, Mr. Flatley paid the interest accrued to date on the prior notes and repaid $20,000 of the principal amount. Interest accrues on the note at the rate of 5.7% per annum. The maximum amount outstanding under the loan agreement during 1997 was $350,000.

        STOCKHOLDER PROPOSALS FOR 1999 PROXY STATEMENT

        Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 1999 must be received by the Company no later than December 15, 1998 in order to be included in the proxy statement and related proxy materials.

        FORM 10-K

        THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, AS AMENDED, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, MOLECULAR DYNAMICS, INC., 928 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA 94086.

        OTHER BUSINESS

        The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.


BY ORDER OF THE BOARD OF DIRECTORS



James M. Schlater                               Jay Flatley
Chairman of the Board of Directors      President and Chief Executive
                                        Officer


Dated:  April 17, 1998

PROXY                                                          PROXY

MOLECULAR DYNAMICS, INC.

This Proxy is Solicited on Behalf of the Board of Directors
For the 1998 Annual Meeting of Stockholders


        The undersigned stockholder of Molecular Dynamics, Inc., a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 1998, and hereby appoints James M. Schlater and Jay Flatley, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of Molecular Dynamics, Inc. to be held on May 19, 1998, at 11:30 a.m., at the principal executive offices of the Company at 928 East Arques Avenue, Sunnyvale, California 94086, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

        This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of directors; (2) for ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending January 3, 1999; (3) for amendments of the Company's Restated 1997 Stock Option Plan which (i) eliminate the provision allowing grants to be made at below market exercise prices and (ii) increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, and as said proxies deem advisable on such other matters as may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED
ENVELOPE.
(Continued and to be signed on reverse side.)

1. ELECTION OF DIRECTORS
Nominees: James M. Schlater, Jay Flatley, C. Woodrow Rea, Jr., Robert
H. Keeley, Janice M. LeCocq, Lester John Lloyd

For all         _____

Withhold all    _____

For all except  _____

   _______________________________________
   (Except nominee(s) written above)


2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending January 3, 1999.

For     _____

Against _____

Abstain _____


3. To approve amendments to the Company's Restated 1997 Stock Option Plan which (i) eliminate the provision allowing grants to be made at below market exercise prices and (ii) increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares.

For     _____

Against _____

Abstain _____


NOTE: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope.

                                Dated:  ____________________________, 1998

Signature(s) ________________________________________________

__________________________________________________________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.